Exhibit R.3
CODE Quasar Distributors, LLC Code of Ethics

For Access Persons

Effective March 17, 2014

Pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), the Board of Directors/Trustees of an investment company registered under the 1940 Act (hereafter, “Fund” or “Funds”), including a majority of Directors/Trustees who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser to the Fund, and the code of ethics of the principal underwriter of the Fund, as well as any material changes to these codes of ethics.

Quasar Distributors, LLC (“Quasar”) is licensed by FINRA as a mutual fund underwriter.  Based upon Quasar's limited membership with FINRA, the nature of Quasar’s services, and Quasar’s role with Funds and Fund investment advisers, Quasar believes it employs no person who could be considered an "Access Person" as defined by Rule 17j-1 of the 1940 Act.   No Quasar employee, director or officer, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities by Funds; Quasar’s functions and duties in the ordinary course of business do not relate to the making of any recommendation to a Fund regarding the purchase or sale of securities.  Nevertheless, Quasar has adopted this code of ethics pursuant to the requirements of Rule 17j-1.

I.           Definitions

A.
“Access Person” means any director, officer or employee of the Underwriter who in the ordinary course of his or her business makes, participates in or obtains non-public information regarding the purchase or sale of securities for a Fund, or the portfolio holdings of a fund, or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to a Fund regarding the purchase or sale of securities.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.
“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the  “Exchange  Act”),  and  the  rules  and  regulations  promulgated  thereunder,  except  that  the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.   As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the person (i) possesses the ability to purchase or sell the security (or the ability to direct the disposition of the security); (ii) possesses the voting power (including the power to vote or to direct the voting) over such security; or (iii) receives any benefits substantially equivalent to those of ownership.

Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:

•	securities held in the person’s own name;

•	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

•	securities held by a bank or broker as a nominee or custodian on such person’s behalf or pledged as collateral for a loan;

•
securities  held  by  members  of  the  person’s  immediate  family  sharing  the  same  household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

•	securities held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

•
securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

•	securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

•	securities held by a general partnership or limited partnership in which the person is a general partner; and

•	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the Compliance Officer.   Such questions will be resolved in accordance with, and this definition is subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Exchange Act.

D.	“Compliance Officer” means the person designated from time to time by the Underwriter to receive and review reports in accordance with Section VI below.

E.
“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. As a general matter, “control” means the power to exercise a controlling influence.  The “power to exercise a controlling influence” is intended to include situations where there is less than absolute and complete domination and includes not only the active exercise of power, but also the latent existence of power.  Anyone who beneficially owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity shall be presumed to control such entity.

F.	“Fund” means an investment fund registered under the Act that has retained Quasar Distributors, LLC as its principal underwriter.

G.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

I.
“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Act and shall include: common stocks, preferred stocks, and debt securities; options on and warrants to purchase common stocks, preferred stocks or debt securities; and shares of closed-end investment companies and Related Securities.  “Related Securities” are instruments and securities that are related to, but not the same as, a security.  For example, a Related Security may be convertible into a security, or give its holder the right to purchase the security.  The term “Security” also includes private investments, including oil and gas ventures, real estate syndicates and other investments which are not publicly traded.  It shall not include shares of registered open-end investment companies; direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and such other money market instruments as designated by the Underwriter’s Board of Directors.

J.      “Underwriter” means Quasar Distributors, LLC.

All Access Persons that are employees of Quasar must certify to this Code of Ethics for all mutual funds that use Quasar as their principal underwriter under the 1940 Act, Rule 17j-1.

II.           General Fiduciary Principles

In addition to the specific principles enunciated in this Code of Ethics, all Access Persons shall be governed by the following general fiduciary principles:

A.	to at all times place the interests of Fund shareholders ahead of personal interests;
B.
to conduct all personal securities transactions consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

C.	to not take inappropriate advantage of their positions; and

D.	to comply with all applicable federal and state securities laws.

III.           Exempted Transactions

The prohibitions of Sections IV and V of this Code of Ethics shall not apply to:

A.	Purchases or sales of securities which are not eligible for purchase or sale by any Fund;

B.	Purchases or sales which are non-volitional on the part of either the Access Person or a Fund;

C.	Purchases which are part of an automatic dividend reinvestment plan;

D.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer and sales of such rights so acquired;

E.
Purchases or sales which receive the prior approval of the President of the Underwriter, after consultation with the Compliance Officer, because they are only remotely harmful to the Underwriter or a Fund; they would be very unlikely to affect a highly institutional market; or  they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

IV.           Prohibited Activities and Conduct

A.	No Access Person shall purchase or sell any securities which were purchased or sold by the Fund within seven (7) days of the purchase or sale of the security by the Fund.

B.	No Access Person shall sell any security which was originally purchased within the previous sixty (60) days.

C.	No Access Person shall acquire any securities in an initial public offering or limited offering

D.
No Access Person shall acquire securities pursuant to a private placement without prior approval from the Underwriter’s President after consultation with the Compliance Officer.  In determining whether approval should be granted, the following should be considered:

•	whether the investment opportunity should be reserved for a Fund and its shareholders; and
•	whether the opportunity is being offered to an individual by virtue of his/her position with the Underwriter.

In the event approval is granted, the Access Person must disclose the investment when he/she plays a material role in a Company’s subsequent consideration of an investment in the issuer.   In such circumstances, the Company’s decision to purchase securities of the issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

E.
No Access Person shall profit from the purchase and sale, or sale and purchase, of the same, or equivalent, securities within sixty (60) calendar days unless the security is purchased and sold by a Fund within sixty (60) calendar days and the Access Person complies with Section IV(B).  For purposes of applying the 60-day period, securities will be subject to this 60-day short-term trading ban only if the actual lot was purchased and sold, or sold and purchased, within such period.  Any profits realized on such  short-term  trades  must  be  disgorged  by  the  Access  Person;  provided,  however,  that  the Underwriter’s Board of Managers may make exceptions to this prohibition on a case-by-case basis in situations where no abuse is involved, and the equities strongly support an exception.

F.
No Access Person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Underwriter.  Such prohibition shall not apply to seasonal gifts made generally available to all employees at the Underwriter’s business office or to meals and /or  entertainment  provided  in  the  ordinary  course  of  business  and  consistent  in cost with the Underwriter’s standards for employee expenditures.

G.
No Access Person shall serve on the board of directors of publicly traded companies, unless the access person  receives  prior  authorization  from  the  Underwriter’s  Board  of  Managers  based  upon  a determination that the board service would be consistent with the interests of the Underwriter.   In the event the board service is authorized, Access Persons serving as directors must be isolated from those making investment decisions by a “Chinese wall.”

H.	No Access Person shall employ any device, scheme or artifice to defraud the Fund.

I.
No Access Person shall make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading.

J.	No Access Person shall engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund.

K.	No Access Person shall engage in any manipulative practice with respect to the Fund.

V.           Policy on Security Ownership

In addition to the prohibitions contained in Section IV hereof, it is the general policy of the Underwriter that no Access Person shall have any direct or indirect beneficial ownership of any security which is also owned by a Fund unless said Access Person complies with Section IV(B), or any security which is on the Restricted List.  Upon the discovery by the Underwriter or any Access Person that an Access Person has direct or indirect beneficial ownership of a security which is on the Restricted List, such Access Person shall promptly report such fact to the Compliance Officer, and may be required to divest himself or herself of such ownership if the Compliance Officer determines that any significant conflict of interest or potential conflict of interest exists as a result of such ownership or that such ownership results in a breach of other policies or agreements of the Underwriter.

VI.           Access Person Reporting

A.
All securities transactions in which an Access Person has a direct or indirect beneficial ownership interest will be monitored by the Compliance Officer.  The Compliance Officer’s compliance with this Code of Ethics shall be monitored by the Underwriter’s President.

B.
Every Access Person shall, at least on a quarterly basis, report to the Compliance Officer the information described in Section VI(C) of this Code of Ethics with respect to the transactions and accounts in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

C.
Quarterly Transaction Reports.  Every report required to be made by Sections VI(B) and VI(C) of this Code of Ethics shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

Reports containing personal securities transactions;

•
The date of the transaction, the title an type of the security, and as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares, and the principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date that the report is submitted by the Access Person.

Reports by Access Persons having zero transactions

•	The name of the broker, dealer or bank with or through whom the transaction was effected;

•	The date that the report is submitted by the Access Person.

a)	The name of the broker, dealer or bank with whom the Access Person established the account;
b)	The date the account was established; and
c)	The date that the report is submitted by the Access Person.

A form which may be used to meet the Access Person reporting requirement is attached hereto as Appendix 1.

D.
Initial Holdings and Annual Reports.  In addition to the reporting requirements of Sections VI(B), and VI(C), every Access Person shall also disclose to the Compliance Officer all beneficial securities holdings within ten calendar days after becoming an Access Person (and the information must be current as of no more than forty-five (45) days prior to becoming an Access Person) and thereafter on an annual basis (for Annual Reports the information must be current as of a date no more than forty- five (45) days prior to the date of the Report).  Such disclosures shall be made on the form attached hereto as Appendix 3.   Each such Access Person also shall sign an acknowledgment, attached hereto as Appendix 4, to affirm that they have received and reviewed this Code of Ethics and any amendments hereto.

E.
Any report filed pursuant to this Section VI may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

F.
In addition to the reporting requirements of Sections VI(B), VI(C) and VI(D), every Access Person shall direct his or her brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of all beneficial securities transactions and copies of periodic statements for all securities accounts in which such Access Person has a beneficial ownership interest.  Attached hereto as Appendix 2 is a form of letter that may be used to request such documents from the respective broker, dealer, or bank.  It is the responsibility of the Access Person to make sure that his or her broker does in fact send to the Compliance Officer the duplicate confirmations and the duplicate statements.  The attached forms, confirmations and statements will be maintained in strictest confidence in the files of the Compliance Officer.

G.	Every Access Person subject to the Code shall report any violations of the Code to the firm’s Chief Compliance Officer or a designee.

H.
All information supplied under these procedures, including transaction and holdings reports (initial, quarterly and annual reports), will be reviewed by the Compliance Officer for compliance with these policies and procedures.   The Compliance Officer will review all account statements and reports within 30 days after receipt. Such review shall:

•	Address whether Access Persons followed internal procedures, such as pre-clearance;

•	Compare Access Person transactions to any restrictions in effect at the time of the trade, including securities on the Restricted List; and

•	Periodically analyze the Access Person’s overall trading for patterns that may indicate abuse.

The Compliance Officer will document such review by initialing Access Person statements or otherwise indicating the statements that have been reviewed and will maintain copies of all reports and account statements received.

VII.           Advance Clearance

A.
Advance clearance is required for all securities transactions in which an Access Person has or as a result of such transaction will have a beneficial ownership interest, excluding (i) transactions exempt under Sections III(B) and III(C), provided the Access Person is not advised of the transactions in advance and does not participate in the decision-making related thereto or transactions exempt under Sections III(D). A form provided for advance clearance is attached hereto as Appendix 5.

B.
Advance clearance requests should be submitted in writing in duplicate to the Compliance Officer who may approve or disapprove such transactions on the grounds of compliance with this Code of Ethics or otherwise.  Approval shall only be given when the compliance officer or designee giving it has determined that the intended transaction does not fall within any of the prohibitions in this Code of Ethics.  One copy of the advance clearance request will be returned to the Access Person showing approval or disapproval and one copy will be retained by the Compliance Officer.

C.
The authorization provided by the Compliance Officer is effective until the earlier of (i) its revocation, (ii) the close of business on the third trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Thursday), or (iii) the Access Person learns that the information in the advance clearance request is not accurate.  If the order for the securities transaction is not placed within that period, a new advance authorization must be obtained before the transaction is placed.  If the transaction is placed but has not been executed within three trading days after the day the authorization is granted (as, for example, in the case of a limit order), no new authorization is necessary unless the person placing the original order amends it in any way.

VIII.           Insider Trading

No Access Person shall purchase or sell Fund Shares while in possession of material non-public information regarding the Fund.  The Compliance Officer may from time to time deny Access Persons the ability to buy or sell Fund Shares if the Compliance Officer, in his or her sole discretion, determines that it is likely that such person has possession of material non-public information or that it would be otherwise inadvisable, in his or her sole discretion, for such transaction to occur.  The Compliance Officer should, together with the Underwriter’s legal counsel, be available to consult as to whether an Access Person is likely to be in possession of material non-public information.

IX.           Compliance with the Code of Ethics

A.
The  Compliance  Officer  shall  identify  each  Access  Person  and  notify  them  of  their  reporting obligations under the Code.  The Compliance Officer shall maintain a list of all Access Persons of the Underwriter in substantially the form set forth in Appendix 6.

B.	All Access Persons shall certify annually in the form attached hereto as Appendix 7 that:

•	They have read and understand this Code of Ethics and any amendments hereto and recognize that they are subject thereto; and

•
They have complied with the requirements of this Code of Ethics and any amendments and disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant thereto.

C.
The Underwriter’s compliance officer, President, or other designee shall prepare a quarterly report to the Fund’s Board of Directors, and an annual report to the Underwriter’s Board of Managers, which shall:

•	Summarize existing procedures concerning personal investing and any changes in the procedures made during the past quarter (year);

•	Identify any violations requiring significant remedial action during the past quarter (year); and

•
Identify  any  recommended  changes  in  existing  restrictions  or  procedures  based  upon  the Underwriter’s experience under this Code of Ethics, evolving industry practices or developments in laws or regulations; and

•	Identify any exceptions to the Code of Ethics that were granted during the past quarter (year).

X.           Recordkeeping Requirements

The Compliance Officer shall maintain all records in accordance with Rule 17j-1 under the 1940 Act. The Compliance Officer shall maintain a copy of each of the following for five years in an easily accessible place:

•	This Code of Ethics;
•	Records of each Code violation and of any action taken as a result of the violation;
•	Copies of each Access Person report;
•	Record of all Access Persons subject to the Code; and
•	Copies of annual compliance reports.

XI.           Sanctions

Upon discovering a violation of this Code of Ethics, the Board of Managers of the Underwriter may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, disgorgement of profits or termination of the employment of the violator.

XII.           Other Procedures

Other policies and procedures of the Underwriter relating to securities transactions, including, without limitation, policies relating to insider trading, shall remain in full force and effect and shall not be affected by adoption of this Code of Ethics.  To the extent of any inconsistencies between this Code of Ethics and any such other policies, this Code of Ethics shall control.

Appendix 1

THIS REPORT MUST BE SUBMITTED WITHIN 30 DAYS OF QUARTER END

ACCESS PERSON TRANSACTION RECORD for(Name) FOR CALENDAR QUARTER ENDED(Date)

I HAVE REPORTED BELOW ALL TRANSACTIONS AND ACCOUNTS REQUIRED TO BE REPORTED FOR THE QUARTER PURSUANT TO THE CODE OF ETHICS.

I. TRANSACTION REPORTING

Check if applicable:	( )	I had no reportable transactions during the quarter.
	( )	All transactions required to be reported have been provided to the Compliance
Officer through duplicate confirmations and statements.

Transactions

Date	Security Name	Ticker Symol or CUSIP Number	Nature of Transaction	Price	Broker Name

(attach additional sheets if necessary)

(Date)                                                                (Access Person’s Signature)

II. ACCOUNT REPORTING

Securities Accounts Opened During Quarter

☐	I did not open any securities account with any broker, dealer or bank during the quarter; or

☐	I opened a securities account with a broker, dealer or bank during the quarter as indicated below.

☐	There have been no securities accounts in which I have no direct or indirect beneficial interest with any broker, dealer or bank open during the quarter.

Date Account                                                                               Broker, Dealer or Bank
Was Established                                                                                            Name

Date:                                X:                                                      (Access Person’s Signature)

Compliance Officer Use Only

REVIEWED:

(Date)                                                   (Signature)

FOLLOW-UP ACTION (if any) (attach additional sheet if required)

Appendix 2

Form of Letter to Broker, Dealer or Bank

<Date>

<Broker Name and Address> Subject:Account #

Dear                      :

I am affiliated with Quasar Distributors, LLC, a principal underwriter to registered investment companies, and am an Access Person of such underwriter.  You are requested to send duplicate confirmations of individual transactions as well as duplicate periodic statements for the above-referenced account to Quasar Distributors, LLC. Please address the confirmations and statements directly to:

Ms. Cynthia Durfee, AVP Quasar Distributors, LLC
615 East Michigan Street, 4th Floor
Milwaukee, WI 53202

Your cooperation is most appreciated.   If you have any questions regarding these requests, please contact Quasar Compliance or me.

Sincerely,

<Name of Access Person>

cc: Quasar Distributors, LLC

Appendix 3

INITIAL HOLDINGS REPORT ANNUAL HOLDINGS REPORT PERSONAL SECURITIES HOLDINGS

In accordance with Section VI of the Code of Ethics, please provide a list of all accounts in which you have a beneficial interest.

(1)           Name of Access Person:

(2)	If different than (1), name of the person in whose name the account is held:

(3)           Relationship of (2) to (1):

(4)           Broker at which Account is maintained: (5)Account Number:

(6)           Contact person at Broker and phone number:

(7)
For each account, if not previously provided to the Compliance Officer, attach the most recent account statement listing securities in that account.  If you have a beneficial interest in securities that are not listed in an attached account statement, list them below:

Title/Name of Security                                                                   Number of Shares                                      Value/Principal Amount Broker-dealer or bank

1.

2.

3.

4.

5.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the securities in which I have a beneficial interest, including those held in accounts of my immediate family residing in my household.

Dated:
Access Person Signatur
Print Name

Appendix 4

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

I acknowledge that I have received and reviewed the Code of Ethics, and represent:

1. In accordance with Section VI of the Code of Ethics, I will report all required securities transactions and securities accounts in which I have a beneficial interest.

2. I will comply with the Code of Ethics in all other respects.

Dated:
Access Person Signatur
Print Name

Appendix 5

ADVANCE PERSONAL TRADING CLEARANCE/REVIEW REQUEST

Background:

The Code of Ethics states that advance clearance is required for all securities transactions in which an Access Person has a beneficial ownership interest.

Clearance/Review Request:

1.           Name of Access Person:

2.           If different than (1), name of person in whose account the trade will occur:

3.           Relationship of (2) to (1):

4.           Name of Security and Symbol/CUSIP:

5.           Maximum number of shares or units to be purchased or sold or amount of bond:

6.           Check if applicable:                                               Purchase ___   Market Order  ___

Sale ___             Limit Order ___      (Limit Order Price ___ )

7.           For a Sale, Date of Purchase of Lot(s) Being Sold

To:           Compliance Officer                                       From: ___

Date:  ___             Time: ___

I (or the account in which I have a beneficial ownership interest) intend to purchase/sell the above-named Security (on date if other than above:/ / ).

I confirm that to the best of my knowledge, the proposed transaction is in compliance with the Code of Ethics.

Access Person Signature:     _______________________________

Date:

Approved: ☐  No: ☐

Compliance Officer Signature:  ______________________________

Date:

Original to Compliance Officer
Copy to Access Person

Appendix 6

Quasar Distributors, LLC

List of Access Persons

Name	Status	Date Added

Appendix 7

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I certify that during the past year:

1.	I have read and I understand the Code of Ethics and any amendments and I recognize that I am subject thereto for the periods that they are in effect.

2.	I have read and I understand any amendments to the Code of Ethics and any amendments.

3.
In accordance with Section VI of the Code of Ethics, I have reported all securities transactions and securities accounts in which I have a beneficial interest, except to the extent disclosed on the attached schedule if applicable and any amendments.

4.	I have complied with the Code of Ethics and any amendments in place during the year.

Dated:
Access Person Signatur
Print Name